Exhibit 23.2
To the Board of Directors
True Religion Apparel Inc. and Subsidiary
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the post effective amendment No. 3 to the Registration Statement of True Religion Apparel Inc. and Subsidiary on Form S-8 (File No. 333-128663) to be filed with the Commission on or about January 22, 2007 of our Independent Registered Accounting Firm’s Report dated March 16, 2006 covering the consolidated financial statements of True Religion Apparel Inc. and Subsidiary for each of the two years in the period ended December 31, 2005, which is included in its Form 10-KSB for the fiscal year ended December 31, 2005.
We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.
/s/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
January 19, 2007